MAM Software Group Reports Gain of Debt Prepayment

Barnsley, England, January 6, 2011 /PRNewswire-FirstCall/ -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS), (the “Company” or “MAM”), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced today that effective December 31, 2010, the Company has prepaid the 7% note issued April 2010.  The balance of the obligation was settled for $670,000 and the Company recorded a gain on the settlement of approximately $52,000.

Commenting on the prepayment, MAM’s CEO, Michael Jamieson, said, “During the past several months, the Company has been able to increase revenues, profits and cash flow and in October raised $3.3 million of new equity and secured a 3.4% term loan for $2 million.”  Jamieson further commented “this prepayment represents a prudent opportunity to use a portion of the Company’s cash position.  In addition to recording a gain, on the prepayment, the Company also will avoid interest payments of approximately $25,000 in this fiscal year and $28,000 in the following year.  As we move into calendar year 2011, we are pleased to be able to do so with a strong balance sheet, devoid of these legacy liabilities.  We are now squarely in a position to focus 100% of our efforts on running and growing our business.”

About MAM Software Group, Inc.

MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company’s business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Maple Park, Maple Court
Tankersley, S75 3DP UK
Tel : +44 (0) 1244 311794